      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1996

                                                 REGISTRATION NO. 333-2367


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             ----------------------

                                AMENDMENT NO. 2
                                      TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                               STATE BANCORP, INC.
             (Exact name of registrant as specified in its charter)
  NEW YORK                             6022                       11-2846511
(State or other       (Primary standard industrial              (IRS employer
jurisdiction of        classification code number)        identification number)
incorporation or
organization)
               699 HILLSIDE AVENUE, NEW HYDE PARK, NEW YORK  11040
                                 (516) 437-1000
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                             ----------------------

                       THOMAS F. GOLDRICK, JR., PRESIDENT
                               STATE BANCORP, INC.
               699 HILLSIDE AVENUE, NEW HYDE PARK, NEW YORK  11040
                                 (516) 437-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                             ----------------------

                                    COPY TO:

                              ROBERT H. COHEN, ESQ.
                                 BRYAN CAVE LLP
                                 245 PARK AVENUE
                               NEW YORK, NY 10167


                             ----------------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

 If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                 CALCULATION OF REGISTRATION FEE


- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF            AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED            SHARE*               PRICE         REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE
   $5.00                         849,448 Shares          $12.00            $10,193,376          $3,514.95

- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------


 * Estimated solely for the purpose of determining the registration fee in accordance with Rule 457.
** Of which $3,494.32 was previously paid with the initial filing of this Registration Statement on April 9, 1996.

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               STATE BANCORP, INC.

                              CROSS REFERENCE SHEET
Showing the Location in the Prospectus of Information Required by Items 1 through 13 of Part I of Form S-3


REGISTRATION STATEMENT                                      LOCATION OR CAPTION
ITEM NUMBER AND CAPTION                                     IN PROSPECTUS
- -----------------------                                     -------------------

1.       Forepart of the Registration Statement
         and Outside Front Cover Page of
         Prospectus . . . . . . . . . . . . . . . . . .     Outside front Cover
                                                            Page

2.       Inside Front and Outside Back Cover
         Pages of Prospectus. . . . . . . . . . . . . .     Available
                                                            Information: Outside
                                                            Back Cover Page
3.       Summary Information, Risk Factors and
         Ratio of Earnings to Fixed Charges . . . . . .     Prospectus Summary:
                                                            The Company; The
                                                            Offering

4.       Use of Proceeds. . . . . . . . . . . . . . . .     Use of Proceeds

5.       Determination of Offering Price. . . . . . . .     Not Applicable

6.       Dilution . . . . . . . . . . . . . . . . . . .     Not Applicable

7.       Selling Security Holders . . . . . . . . . . .     Not Applicable


8.       Plan of Distribution . . . . . . . . . . . . .     Plan of
                                                            Distribution

9.       Description of Securities to be Registered . .     Common Stock of the
                                                            Company


10.      Interests of Named Experts and Counsel . . . .     Experts; Legal
                                                            Matters

11.      Material Changes                                   Not Applicable

12.      Incorporation of Certain Information by
         Reference. . . . . . . . . . . . . . . . . . .     Incorporation of
                                                            Certain Information
                                                            by Reference

13.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities. . . . . . . . . . . . . . . . . .     Not Applicable

PROSPECTUS


                                 849,448 SHARES


                               STATE BANCORP, INC.

                                  COMMON STOCK
                            Par Value $5.00 Per Share
                       __________________________________

     State Bancorp, Inc. ("the Company") is issuing to the holders of its outstanding shares of Common Stock of record on April 26, 1996 non-transferable rights to subscribe for additional shares of Common Stock of State Bancorp, Inc. (the "Company") as set forth herein. Shareholders who exercise their rights to subscribe for additional shares also have the privilege to oversubscribe for those shares not otherwise sold pursuant to exercise of the rights in an additional amount not to exceed twice the number of shares issuable upon full exercise of their rights. The rights offering to shareholders expires at 5:00 P.M., New York time, on June 28, 1996.

     The Subscription Price of $12.00 per share has been determined arbitrarily by the Company and is approximately $1.50 per share lower than the closing bid price of the Company's Common Stock on May 13, 1996, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The Company's Common Stock is traded from time to time on the NASDAQ Small Cap market under the symbol STBC, although not necessarily on a daily basis. There can, therefore, be no assurance that this subscription price will be lower than the market price at the time the rights are exercised.


     The offering of this Common Stock is not underwritten.

                       __________________________________


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THESE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------



                                                 Underwriting
                             Subscription        Discounts and        Proceeds to
                                 Price            Commissions         Company(1)
                            --------------       -------------      ---------------
Per Share . . . . . . .     $     12.00              None           $     12.00
- -----------------------------------------------------------------------------------
Total(2)  . . . . . . .     $10,193,376              None           $10,193,376
- -----------------------------------------------------------------------------------



(1) Before deducting expenses payable by the Company, estimated at approximately $93,000.00 ($.11 per share if all shares are subscribed for).
(2) The total amounts shown are based on the assumption that all of the shares of Common Stock offered hereby will be subscribed for.


                       __________________________________


                 The date of this Prospectus is _________, 1996

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.


                               TABLE OF CONTENTS

                                   Page                                     Page
                                   ----                                     ----

Available Information. . . . . . .  2   Incorporation of Certain
Prospectus Summary . . . . . . . .  3   Information by Reference.  . . . . .  7
Plan of Distribution . . . . . . .  4   Common Stock of the Company. . . . .  7
The Company. . . . . . . . . . . .  5   Experts. . . . . . . . . . . . . . .  9
Use of Proceeds. . . . . . . . . .  6   Legal Matters. . . . . . . . . . . . 10


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

     The Company has filed with the Commission in Washington, D.C. a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits thereto, which may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549 upon payment of the prescribed fees. Summaries of and references to various documents in this Prospectus do not purport to be complete and in each such case reference is made to the copy of such document filed as an exhibit to the Registration Statement.

                               PROSPECTUS SUMMARY

     The following is a brief summary of certain information contained in this Prospectus. This summary is qualified in its entirety by the more detailed information and the consolidated financial statements appearing elsewhere in this Prospectus.

THE COMPANY

     State Bancorp, Inc. (the "Company") was incorporated under the laws of New York on November 25, 1985. The acquisition by the Company of 100% of the shares of State Bank of Long Island (the "Bank"), on a share for share basis, was consummated as of the close of business on June 24, 1986.

     The Company does not engage in any activities other than acting as holding company for the common stock of the Bank. The principal business of the Company is conducted through the Bank, which conducts its business in the same manner as it had done before the effective date of the reorganization. The Bank accounts for substantially all of the consolidated assets and revenues of the Company. The Bank, which was organized in 1966, provides general banking services to residents and businesses located substantially in Nassau County, the western end of Suffolk County, and the eastern part of Queens County, New York. The Bank offers a full range of deposit products including checking, fixed and variable rate savings, time, money market and IRA and Keogh accounts. Credit services offered include commercial mortgages, commercial and installment loans, home equity lines of credit, residential mortgages and auto loans. In addition, the Bank provides merchant credit card services, access to annuity products and offers a consumer debit card with membership in a national ATM network.

     As of December 31, 1995, the Company had consolidated total assets, deposits and stockholders' equity of approximately $651 million, $498 million, and $41 million, respectively.

THE OFFERING

  Securities Offered . . . . .   849,448 shares of Common Stock will be offered
                                 to shareholders of record on April 26, 1996.

  Purchase Price . . . . . . .   The shares of Common Stock are offered at
                                 $12.00 per share.

  Common Stock Outstanding . .   4,244,552 shares at April 26, 1996 and
                                 5,094,000 shares after completion of this offering*

  Use of Proceeds. . . . . . .   Proceeds will be used to provide equity capital
                                 for the Bank to increase its capacity for growth in its loan portfolio and other working capital needs.

  Risk Factors. . . . . . . . .  Although the Company's Common Stock is traded on the NASDAQ SmallCap market, it does not necessarily trade on a daily basis.

______________________________

* Assuming that all of the shares offered hereby are sold.

                              PLAN OF DISTRIBUTION


     THE OFFERING. The Company is issuing to shareholders of record of its Common Stock at the close of business on April 26, 1996 (the "Record Date") non-transferable rights (the "Rights") to subscribe for one share of Common Stock (the "Shares") for each five shares of Common Stock held of record on the Record Date at the price of $12.00 per Share (the "Subscription Price"). Each shareholder will receive one Right for each share of Common Stock held of record on the Record Date and can subscribe for one Share for each five Rights received. No fractional Shares will be issued. If a shareholder would otherwise be entitled to receive a fractional Share pursuant to the exercise of Rights, the number of Shares which such shareholder shall be entitled to purchase at the Subscription Price will be increased to the next whole number of Shares. Thus, a shareholder owning eleven shares will receive eleven Rights, which will entitle him or her to subscribe for three new Shares.




     The Rights may be exercised at any time before 5:00 P.M., New York Time, on June 28, 1996 (the "Rights Expiration Date"). Shareholders who exercise Rights also have the privilege to oversubscribe for those Shares that are not otherwise sold pursuant to exercise of the Rights in an additional amount not to exceed twice the number of Shares issuable upon full exercise of their Rights. There is no assurance that all of the Shares will be sold pursuant to the offer to shareholders. The offering of the Shares is not underwritten.

     METHOD OF EXERCISING RIGHTS. The Rights to subscribe for Shares are evidenced by Rights Certificates issued in the names of the registered shareholders of record on the Record Date and mailed to such shareholders with this Prospectus. Rights may be exercised by mailing or delivering a fully completed and duly executed Rights Certificate, together with payment in full for the number of Shares subscribed for, to the Company. Rights Certificates must arrive at the Company at or before the Rights Expiration Date. Any subscriptions received after the Rights Expiration Date will not be honored in the offer to shareholders. Any holder of Rights who exercises all the Rights evidenced by a Rights Certificate will have the privilege to subscribe for additional shares that are not purchased by others through exercise of their Rights in an additional amount not to exceed twice the number of shares issuable upon full exercise of their Rights. If there are insufficient Shares to fill all over-subscriptions, the Shares which are available will be allocated among those shareholders who elect to over-subscribe pro rata to the number of Shares for which they elect to over-subscribe. To exercise this over-subscription privilege, the appropriate block on the Rights Certificate must be completed and payment in full for the additional Shares must accompany the Rights Certificate. Payments for over-subscriptions will be held by the Company, and refunds will be made, without interest, to the extent over-subscriptions are not honored due to proration. Payment must be made in United States dollars in cash or by bank certified or cashiers check, or by check, money order or wire transfer of good funds, payable to the order of the Company. Once a shareholder has exercised a Right, the exercise is irrevocable. Certificates for the Shares will be mailed as soon as practicable after the Rights Expiration Date.

     The address to which the Rights Certificates and payments should be mailed or delivered is:

     If by mail, to

               Chemical Mellon Shareholder Services, L.L.C.
               Reorganization Department
               P.O. Box 837
               Midtown Station
               New York, New York  10018

     If by hand or overnight delivery, to

               Chemical Mellon Shareholder Services, L.L.C.
               Reorganization Department
               120 Broadway, 13th Floor
               New York, New York  10271

     Questions about how to subscribe for Shares may be directed to Mr. Daniel
T. Rowe, Secretary, at (516) 465-2238 or Ms. Carol J. Bergmann, Assistant Corporate Secretary, at (516) 465-2212.

     The instructions accompanying the Rights Certificate should be read and followed carefully. No subscriptions will be accepted until the Company has received a fully completed and duly executed Rights Certificate and payment of the Subscription Price. The risk of delivery of Rights Certificates and payments to the Company will be borne by the holders of Rights and not by the Company. If the mail is used to exercise Rights, it is recommended that registered or certified mail be used.

     Where requests are promptly made by shareholders of record on the Record Date who hold stock for beneficial owners, the Company will deliver Rights Certificates on the same basis as if such beneficial owners were record holders on that date, but the Company reserves the right to deny split-ups of Rights Certificates which would result in Rights Certificates which are not in exact multiples of five Rights where the results, in the judgment of the Company, would be inconsistent with the terms of the offering.

     All questions as to the validity, form, eligibility and acceptance of any exercise of Rights will be determined by the Company. The Company may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine, or reject the exercise of any Right because of any defect or irregularity.

                                   THE COMPANY

     State Bancorp, Inc. (the "Company") was incorporated under the laws of New York on November 25, 1985. The acquisition by the Company of 100% of the shares of State Bank of Long Island (the "Bank") on a share for share basis, was consummated as of the close of business on June 24, 1986.

     The Company has no other subsidiaries and does not engage in any activities other than acting as holding company for the common stock of the Bank. The business of the Company is conducted through the Bank, which continues to conduct its business in the same manner as it had done before the effective date of the reorganization. The Bank, therefore, accounts for all of the consolidated assets and revenues of the Company.

     The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") pursuant to the Bank Holding Company Act of 1956, as amended. The Bank is subject to periodic examination and regulation by the State of New York Banking Department and the Federal Deposit Insurance Corporation.

     The Bank was organized in 1966 and is the only independent commercial bank headquartered in New Hyde Park. It provides general banking services to residents and businesses located substantially in the eastern end of Queens County, Nassau County and the western end of Suffolk County. It offers a full range of deposit products including checking, fixed and variable rate savings, time, money market and IRA and Keogh accounts. Credit services offered include commercial mortgages, commercial and installment loans, home equity lines of credit, residential mortgages and auto loans. In addition, the Bank provides merchant credit card services, access to annuity products and offers a consumer debit card with membership in a national ATM network. The Bank currently has ATMs at five of its eight branch locations.

     There is strong competition in the area serviced by the Bank from branches of several savings banks and savings and loan associations, as well as branches of the major New York City commercial banks. Of these, the Bank is considerably smaller in size than virtually all of its commercial competitors, and approximates the size of only one or two of its thrift competitors.
Nonetheless, the Bank has demonstrated the ability to compete profitably with larger financial institutions.

     The Bank's business is not of a seasonal nature nor does it depend on one or a few large customers for its existence. The Bank does not have any foreign commitments, with the exception of letters of credit issued on behalf of several of its depositors. The Bank's nature and conduct of business have remained unchanged since the close of 1995.

     In 1979, the Bank established the New Hyde Park Leasing Corporation to lease various types of commercial equipment. During 1994, the Bank established SB ORE Corp. to hold foreclosed property acquired in connection with extensions of credit. Total operating income and income before income taxes of these subsidiaries are less than ten percent of the respective amounts for the consolidated entity.

     Compliance with provisions regulating environmental controls will have no effect upon the capital expenditures, earnings or competitive position of the Company.

     The Company employed 137 full-time and 37 part-time officers and employees as of December 31, 1995.

     The Company's principal executive offices are located at 699 Hillside Avenue, New Hyde Park, New York 11040. Its telephone number is (516) 437-1000.

                                 USE OF PROCEEDS

     The estimated net proceeds to be received by the Company from the sale of the Shares will be approximately $10,100,376, after the payment of all expenses of the offering, if the Shares offered hereby are subscribed for in full. The Company expects that all of the net offering proceeds will be used to provide equity capital for the Bank to increase its capacity for growth in its loan portfolio and other working capital needs.


     To the extent the net proceeds are not immediately used for the foregoing purposes, the Company intends to invest in short-term instruments and other liquid investments.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Prospectus is summary in nature, does not purport to be a full and complete statement of the business, affairs and financial condition of the Company and should be read in conjunction with the documents of the Company listed below which have been filed with the Commission and are hereby incorporated by reference into this Prospectus. Copies of these documents (excluding exhibits) will be provided without charge to each person to whom this Prospectus is delivered upon oral or written request to Mr. Daniel T. Rowe, Secretary, State Bancorp, Inc., 699 Hillside Avenue, New Hyde Park, New York 11040, telephone (516) 465-2238.

     (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.


    (ii) The Company's Annual Report on Form 10-K/A for the year ended December 31, 1995, as filed on May 16, 1996.

   (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as filed on May 10, 1996.

    (iv) The Company's Current Report on Form 8-K, as filed on May 10, 1996, with respect to an increase in the Company's authorized capital stock and with respect to the election of four directors to the Company's Board of Directors.


   All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                           COMMON STOCK OF THE COMPANY

   The Company's authorized capital stock consists of 20 million shares of Common Stock, par value $5.00 per share. Holders of Common Stock have no preemptive rights and there are no conversion rights or redemption or sinking fund provisions applicable to shares of Common Stock. Holders of Common Stock are entitled to dividends and other distributions as and when declared by the Board of Directors out of assets legally available therefor. In the event of the liquidation, dissolution and winding up of the Company, the holders of Common Stock are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company. Chemical Mellon Shareholder Services is the transfer agent for the Company.

   VOTING RIGHTS. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the Shareholders. The Board of Directors is elected on a staggered basis with approximately one-third of all directors elected each year. Shareholders do not have cumulative voting rights with respect to any matters to be voted upon, including the election of directors. Without cumulative voting, the holders of a majority of the outstanding voting stock could elect all of the directors.


   DIVIDEND RIGHTS. Holders of the Common Stock will be entitled to dividends when, as, and if declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. Under New York State corporation law, dividends are payable out of surplus only, and may be declared and paid by the Company except when the Company currently is insolvent or would thereby be made insolvent.

   ANTI-TAKEOVER PROVISIONS. The Certificate of Incorporation and Bylaws of the Company contain provisions designed to assure continuity of management and to discourage sudden changes in control of the Board of Directors by a party seeking control of the Company.

   OMISSION OF CUMULATIVE VOTING. The omission of cumulative voting from the Company's Certificate of Incorporation may be considered anti-takeover in nature. Cumulative voting entitles each Shareholder to as many votes as equal the number of shares owned by him multiplied by the number of directors to be elected. A Shareholder may cast all these votes for one candidate or distribute them among any two or more candidates. Cumulative voting is optional under the State Banking Law and under the New York State Business Corporation Law.

   OPPOSITION TO A TENDER OFFER. The Certificate of Incorporation enables the Board of Directors to oppose a tender or other offer for its securities on the basis of factors other than economic benefit to Shareholders, such as the impact the acquisition of the Company would have on the community, the effect of the acquisition upon employees, depositors and customers, and the reputation and business practices of the tender offeror.

   CLASSIFICATION OF BOARD OF DIRECTORS. The Certificate of Incorporation provides for the division of the Board of Directors into three classes, as nearly equal as possible. Each class of directors is elected for a term of three years. As a result, only one class of directors is elected at each annual meeting of the Shareholders of the Company. Any vacancy on the Board may be filled by a majority vote of the remaining directors. Directors elected in this manner to fill a vacancy will serve only until the next election of the directors by the Shareholders, at which time the Shareholders will elect a new director to serve the unexpired portion of the vacated term.

   This provision would extend the time required to change control of the Board and would tend to discourage any unauthorized takeover bids for the Company. Under this classification provision, it may require at least two annual meetings for even a majority of the Shareholders to make a change in control of the Board.

   SPECIAL APPROVAL REQUIREMENTS FOR CERTAIN BUSINESS COMBINATIONS. Legal requirements applicable to the Company require that 66-2/3% of the outstanding shares of the Company's Stock approve business combinations. Under New York State corporation law, and in the absence of any additional requirements imposed by a corporation's certificate of incorporation, mergers, consolidations and most other business combinations must also be approved by 66-2/3% of the outstanding shares. Thus, a takeover bidder could acquire two-thirds of the outstanding common stock through any combination of private purchase, open market purchase or tender offer, and then complete the acquisition by a business combination such as a merger, sale of assets or other transaction and thus force out the remaining one-third.

   Instead, the Certificate of Incorporation of the Company adopts a standard for business combinations which requires the approval of (i) the holders of 75% of the Company's outstanding stock, provided that such transaction has received the prior approval of 66-2/3% of the entire Board of Directors, or (ii) the holders of 66-2/3% of the Company's outstanding stock, provided that such transaction has received the prior approval of 80% of the entire Board of Directors.

   In addition, business combinations involving the Company or any of its subsidiaries and a Shareholder who owns, directly or indirectly, not less than 5% of the voting shares of the Company, shall require the approval of at least 95% of the Company's outstanding capital stock, unless certain conditions are met regarding the consideration to be received by Shareholders of the Company as well as other financial requirements.

   VOTE REQUIRED TO AMEND CERTAIN PROVISIONS. The Certificate of Incorporation provides that those Articles relating to opposition to tender offers, classification of the Board, and certain business combinations, may not be amended, altered, changed, or repealed without the affirmative vote of at least 80% of the outstanding shares entitled to vote. As of April 26, 1996, the directors and principal officers of the Company held approximately 6.56% of the outstanding Common Stock of the Company.

   NOMINATIONS FOR DIRECTORS. The Bylaws of the Company provide that, with certain exceptions, nominations of candidates for election as directors of the Company, other than those made by directors of the Company, must be made in writing by Shareholders entitled to cast at least five (5) percent of the outstanding capital stock, and delivered or mailed to the Secretary of the Company not less than thirty (30) days prior to any Shareholders' Meeting called for the election of directors. The notification must contain certain information, to the extent known to the nominating Shareholder. This provision could be viewed as anti-takeover in nature since it may make it more difficult for Shareholders to nominate candidates and may give an advantage to incumbent management's nominees.

   The overall effect of the Certificate of Incorporation and Bylaw provisions described above may be to deter a future tender offer or other takeover attempt that some Shareholders might view to be in their best interests as the offer might include a premium over the market price of the Company's Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which Shareholders may want to make if dissatisfied with the conduct of the Company's business. There are no other anti-takeover provisions in the Certificate of Incorporation or Bylaws, and there are no present plans to adopt other anti-takeover provisions.

                                     EXPERTS

   The consolidated financial statements of the Company included in the Company's Annual Report for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

   The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Messrs. Holman and Rosenberg, Roslyn Heights, New York, and Bryan Cave LLP, New York, New York, special counsel to the Company, has passed upon certain legal matters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the securities being registered are:


     SEC Filing Fees . . . . . . . . . . . . . . . . . . . . . . $3,521.27
     Legal Fees and Expenses . . . . . . . . . . . . . . . . . . 65,500.00
     Transfer Agent's Fees.  . . . . . . . . . . . . . . . . . . 10,000.00
     Accounting Fees and Expenses. . . . . . . . . . . . . . . . .7,400.00
     Blue Sky Fees and Expenses. . . . . . . . . . . . . . . . . .1,700.00
     Printing and Engraving Fees . . . . . . . . . . . . . . . . .2,500.00
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .2,378.73
                                                                ----------
     Total expenses. . . . . . . . . . . . . . . . . . . . . . .$93,000.00
                                                                ----------
                                                                ----------

____________________


Item 15.  Indemnification of Directors and Officers.

   Sections 721-726 of the Business Corporation Law of New York grant each corporation organized thereunder certain powers to indemnify its officers and directors against liability for certain of their acts. Article V of the registrant's By-Laws generally provides that the registrant shall, to the full extent permitted by Sections 721-726 of the Business Corporation Law of New York, as from time to time amended, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a Director or Officer of the Corporation or of any of its subsidiaries.

   In addition, Article V of the registrant's by-laws provide that the registrant may to the full extent permitted by the New York Business Corporation Law, as amended from time to time, indemnify all persons whom it is empowered to indemnify pursuant thereto.


Item 16.  Exhibits

Exhibit                              Exhibit
  No.                                -------
- -------

    2 Plan of acquisition and reorganization incorporated by reference to Exhibit A to the Registrant's Registration Statement on Form S-4 (File No. 33-2958)(the "Form S-4 Registration Statement").

    4 Instruments defining the rights of security holders incorporated by reference to pages 22 through 28 of the Form S-4 Registration Statement.

    5     Opinion of Holman and Rosenberg.

  23.1    Consent of Deloitte & Touche LLP, Independent Certified Public
          Accountants.

  23.2    Consent of Holman & Rosenberg (Included in Exhibit 5)

  24      Power of Attorney (included on signature page)

Item 17.  Undertakings

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                      SIGNATURES
                                      ----------

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hyde Park, State of New York, on this 21st day of May 1996.



                                       STATE BANCORP, INC.


                                       By: *
                                           ----------------------------
                                           Thomas F. Goldrick, Jr. President

                                  POWER OF ATTORNEY
                                  -----------------



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.


Signature                             Title                         Date
- ---------                             -----                         ----


*                                 Chairman of the Board         May 21, 1996
- ---------------------------       and President (Principal
Thomas F. Goldrick, Jr.           Executive Officer)


/s/ Daniel T. Rowe                Secretary and Director        May 21, 1996
- ---------------------------       (Principal Financial Officer)
Daniel T. Rowe

*                                 Comptroller                   May 21, 1996
- --------------------------
Brian K. Finneran

*                                 Vice Chairman of the          May 21, 1996
- --------------------------        Board
Gary Holman

*                                 Director                      May 21, 1996
- --------------------------
Robert J. Grady


*                                 Director                      May 21, 1996
- --------------------------
Carl R. Bruno

*                                 Director                      May 21, 1996
- --------------------------
J. Robert Blumenthal

*                                 Director                      May 21, 1996
- --------------------------
Richard W. Merzbacher

Signature                             Title                         Date
- ---------                             -----                         ----


*                                 Director                      May 21, 1996
- --------------------------
Joseph F. Munson

*                                 Director                      May 21, 1996
- --------------------------
John F. Picciano

*                                 Director                      May 21, 1996
- --------------------------
Raymond M. Placentini

                                  Director                      May   , 1996
- --------------------------
Suzanne H. Rueck

* By /s/ Daniel T. Rowe
- --------------------------                                      May 21, 1996
Attorney-in-Fact